1 | P a g e August 2021 Keeping Up with The Industry There has been a lot of focus on the current Administrations flagship infrastructure legislation recently. One bill catching a lot of attention is the Bipartisan Infrastructure and Investment Jobs Act, otherwise known as BIF. The intent of BIF is to provide means to invest in America’s roads and bridges, water infrastructure, and broadband. Beyond infrastructure, it also focuses on environmental priorities to reduce pollution and emissions across the board. As it stands today, this infrastructure legislation includes investments in projects like carbon capture but does not directly address or invest in the biofuels sector. We feel the bill needs to include investment in homegrown clean energy sources like biofuels. Biofuels have been proven to be cleaner than fossil fuels, continues to support rural communities and the agricultural economy, and provide American jobs. Biofuels offer a tremendous opportunity to support American energy and lower transportation emissions utilizing the existing consumer vehicle fleet and fueling infrastructure. This would be an important step to addressing climate change and biofuels are readily available to help reduce carbon emissions immediately. If Congress is truly committed to carbon reduction, they need to pass legislation to permanently lift outdated and seasonal restrictions on the sale of E15 fuel. Recently, there was a D.C. Circuit Court ruling that would prevent drivers from accessing affordable and available fuel blends like E15. Two pieces of legislation would mitigate the efforts of the court’s actions. Those bills are The Consumer and Fuel Retailer Choice Act (S.2230) and the Year-Round Fuel Choice Act (H.R.4410). As an investor in the biofuels industry, you have the opportunity to tell Congress to pass this important legislation and allow year-round sales of E15.

2 | P a g e Distributions On August 17, 2021 the Board voted to make a $325/unit distribution to members as of that date, to be paid by the beginning of September. Remember to keep us updated with your current contact information so that we can get any and all information to you efficiently. When you call our office with any investor related questions, you will want to speak with Bill Dartt or Ashleigh Lawrence. Quarter Ended June 30, 2021 Financial Results Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the three months ended June 30, 2021. Some of the highlights and key information from the quarter include: • Net income was approximately $13.5 million or about $928 per unit for the nine months ended June 30, 2021, compared to a net loss of approximately ($4.5) million or about ($310) per unit for the same period in 2020. • We experienced an increase in ethanol gallons sold of 7% for the nine months ended June 30, 2021 as compared to the same period in 2020 resulting primarily from increased ethanol production rates for the period. • The average price per gallon of ethanol sold for the nine months ended June 30, 2021 was approximately 46% higher than the average price for the same period in 2020, resulting primarily due increased export demand, higher corn and oil prices. • We experienced slight decrease of approximately 1% in DDGS sold for the nine months ended June 30, 2021 as compared to the same period in 2020. • DDGS prices were up approximately 35% for the nine months ended June 30, 2021 compared to the same period in 2020. • We experienced an increase in corn oil sold of approximately 13% for the nine months ended June 30, 2021 as compared to the same period in 2020 resulting primarily from higher corn oil yields due to improved efficiencies. • Corn oil prices were up approximately 46% for the nine months ended June 30, 2021 compared to the same period in 2020 due to an increase in soybean prices and increased biodiesel production. • Our revenues from soybean sales increased for the nine months ended June 30, 2021 as compared to the same period in 2020. This increase is primarily a result of an increase in bushels sold of approximately 111%. This increase is primarily due to conducive market conditions for selling soybeans for the nine months ended June 30, 2021. • We used approximately 3% more bushels of corn to produce our ethanol, distillers’ grain and corn oil in the nine months ended June 30, 2021 compared to the same period in 2020 due to higher ethanol production for the period. • Corn prices increased approximately 38% for the nine months ended June 30, 2021 compared to the same period in 2020, primarily due a smaller crop carry out from 2020’s

3 | P a g e harvest and concerns that the anticipated planting acres for 2021 will be insufficient to compensate for the smaller 2020 crop. • We used approximately 4% more natural gas for the nine months ended June 30, 2021 as compared with the same period in 2020. • During the nine months ended June 30, 2021, we purchased approximately 46% more bushels of soybeans compared to the same period in 2020 primarily due to a cash price that was conducive to producer selling. *This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC’s website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal’s website: www.cardinalethanol.com. More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on “Investors” then “SEC Info”. Please call our office if you need any assistance in obtaining or understanding the reports. Statements of Operations (Nine Months Ended) 6/30/2021 6/30/2020 Revenues 308,424,904$ 182,267,602$ Cost of Goods Sold 289,525,280 181,843,166 Gross Profit (Loss) 18,899,624 424,436 Operating Expenses 5,408,684 5,211,222 Operating Income (Loss) 13,490,940 (4,786,786) Other Income 64,397 260,460 Net Income (Loss) 13,555,337$ (4,526,326)$ Net Income (Loss) Per Unit 928$ (310)$ Balance Sheets 6/30/2021 9/30/2020 Assets 142,461,910$ 129,737,278$ Current Liabilities 22,800,034$ 16,442,809$ Long Term Liabilities 3,731,889$ 4,347,119$ Member's Equity 115,929,987$ 108,947,350$ Total Liabilities & Member's Equity 142,461,910$ 129,737,278$ Book Value Per Share 7,937$ 7,459$ 3rd Quarter 2021 Financial Results *

4 | P a g e Cardinal’s Employee Spotlight This quarter’s employee spotlight is on our Lab Supervisor, Robert Cooper. Robert joined our Cardinal team back in 2008 in production. After a short time away, Robert returned to Cardinal and in February of this year, he moved into the Lab Supervisor position where he is excelling under his new title. Robert’s role includes maintaining awareness of plant operations and process conditions. He trains all operators on quality control tests in alcohol production. Testing the fermentation process at different stages to make sure targeted metrics are met as expected are paramount to running an efficient plant. Robert tests our ethanol, DDGS and corn oil finished products to ensure they are up to spec before leaving our facility. Robert keeps the lab clean and organized as part of GPMs. CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC’s website at www.sec.gov.